For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS REPORTS

FOURTH QUARTER FISCAL YEAR 2007 RESULTS

Mountain View, CA—November 8, 2007—Catapult Communications Corporation (Nasdaq: CATT) today reported that revenues for its fourth fiscal quarter ended September 30, 2007 were $10.7 million, compared to $13.8 million in the comparable quarter in fiscal 2006. Revenues in the fourth fiscal quarter of 2006 included recognition of approximately $5.0 million in backlog from previous periods that had been delayed due to engineering issues.

After non-cash, pre-tax stock option costs of approximately $1 million, the Company reported a net loss of $1.7 million or $0.13 per diluted share in the three months ended September 30, 2007. In the same period a year ago, the Company reported a net loss of approximately $11.1 million, or $0.76 per diluted share, after approximately $0.9 million in non-cash, pre-tax stock option expenses, $3.7 million in pre-tax impairment, inventory obsolescence and restructuring charges, and a $7.6 million valuation allowance recorded against its U.S. deferred tax assets. No such charges or valuation allowances were recorded in the three months ended September 30, 2007.

In the fourth quarter of fiscal year 2007, the Company’s combined cash, cash equivalent and short term investment position decreased by approximately $0.8 million to $62.2 million. The Company generated approximately $0.8 million in positive cash flow from operations in the quarter and repurchased 217,643 shares at a total cost of approximately $1.6 million. This reduced the remaining number of shares authorized for repurchase to 1,318,765 at September 30, 2007. The Company’s Board of Directors has since authorized an increase to 1,500,000 in the number of shares available for repurchase at November 6, 2007.

“Overall, we have seen a gradual improvement in business conditions,” said Dr. Richard A. Karp, Catapult’s Chairman and CEO. “Over time, we also see the prospect of further improvement in the demand for our test products, driven by adoption of new technologies such as IMS, WiMax and LTE.”

Catapult Communications will be discussing its fourth quarter results on a conference call today, beginning at 5:15 p.m. Eastern/2:15 p.m. Pacific. Please dial (800) 299-7098 or (617) 801-9715 and provide conference ID# 82285078 to access the call. The conference call will also be broadcast from www.catapult.com. A replay of this teleconference will be available on the Company’s website for one year following the conference call. A digital recording will be provided by telephone two hours after the completion of the conference call through midnight on November 15, 2007. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 30297847.

About Catapult Communications
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Alcatel-Lucent, Ericsson, Motorola, NEC, NTT DoCoMo, Nortel and Nokia Siemens Networks. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants — spanning IMS, WiMAX, 4G/3G/2.5G/2G UMTS, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the U.K., Ireland, Germany, France, Finland, Sweden, Canada, Japan, China, Australia, India and the Philippines. Information about Catapult Communications can be found on the Web at www.catapult.com.

Forward Looking Statements
The statements in this press release regarding the Company’s business conditions and the demand for its test products are forward-looking statements. These statements are subject to various risks and uncertainties that could cause actual results to differ from those forecasted. Such risks include delays in the rate of adoption of new technologies, the Company’s inability to develop products to address those technologies, competitive product offerings, including those developed by the Company’s customers, and the Company’s dependence on a limited number of customers. For other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.

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Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Products	$7,626	$9,928	$25,090	$32,372
Services	3,080	3,902	14,251	15,012

Total revenues	10,706	13,830	39,341	47,384

Cost of revenues:
Products	1,493	1,938	5,311	5,513
Services	734	885	3,101	3,811
Amortization of purchased technology	12	2,029	49	2,543

Total cost of revenues	2,239	4,852	8,461	11,867

Gross profit	8,467	8,978	30,880	35,517

Operating expenses:
Research and development	3,601	3,594	13,349	13,652
Sales and marketing	4,292	4,136	16,701	17,341
General and administrative	2.343	3,508	9,102	10,647
Restructuring Costs	—	359	—	359

Total operating expenses	10,236	11,597	39,152	41,999

Operating loss	(1,769)	(2,619)	(8,272)	(6,482)
Interest income	796	826	3,268	2,817
Other income (expense), net	48	(67)	1,795	(11)

Loss before income taxes	(925)	(1,860)	(3,209)	(3,676)
Provision for income taxes	777	9,216	1,212	6,990

Net loss	$(1,702)	$(11,076)	$(4,421)	$(10,666)

Net loss per share:
Basic	$(0.13)	$(0.76)	$(0.32)	$(0.72)

Diluted	$(0.13)	$(0.76)	$(0.32)	$(0.72)

Shares used in per share calculation:
Basic	13,587	14,617	13,849	14,736

Diluted	13,587	14,617	13,849	14,736

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	September 30,
	2007	2006
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$62,242	$70,134
Accounts receivable, net	7,015	9,696
Inventories	2,485	3,484
Other current assets	1,863	1,677

Total current assets	73,605	84,991
Property and equipment, net	1,585	1,912
Goodwill and other intangibles	49,537	49,610
Other assets	3,066	294

Total assets	$127,793	$136,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$5,573	$4,592
Deferred revenue	6,206	7,703

Total current liabilities	11,779	12,295
Deferred revenue, long-term portion	389	256
Deferred taxes and other liabilities, long-term	3,849	2,524

Total liabilities	16,017	15,075

Total stockholders’ equity	111,776	121,732

Total liabilities and stockholders’ equity	$127,793	$136,807